Exhibit 5.1

ELLENOFF GROSSMAN & SCHOLE LLP

1345 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10105

TELEPHONE: (212) 370-1300

FACSIMILE: (212) 370-7889

www.egsllp.com

December 5, 2019

Akers Biosciences, Inc.

201 Grove Road

Thorofare, New Jersey 08086

Re: Akers Biosciences, Inc., Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Akers Biosciences, Inc., a New Jersey corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-1 (the “462(b) Registration Statement”) for the purpose of registering with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), the sale by the Company of a proposed maximum aggregate offering price of $966,000 of (A) (a) additional Class A Units (the “Class A Units”), each consisting of a share of the common stock of the Company, no par value (the “Common Stock”), and a warrant (each, a “Preferred Stock Warrant” and, collectively, the “Preferred Stock Warrants”) to purchase one share of series C convertible preferred stock of the Company, no par value (the “Series C Preferred Stock”); and (b) Class B Units (the “Class B Units”), each consisting of a pre-funded warrant to purchase one share of Common Stock (each, a “Pre-Funded Common Warrant” and collectively, the “Pre-Funded Common Warrants”) and one Preferred Stock Warrant, and (B) warrants to purchase shares of Common Stock being issued to the Placement Agent (the “Placement Agent Warrants”) as compensation for its services pursuant to an engagement letter entered into by and between the Company and the Placement Agent, with a proposed maximum aggregate offering price of $966,000. The shares of Common Stock, which include the shares of Common Stock being issued as part of the Class A Units, issuable from time to time upon the exercise of the Pre-Funded Common Warrants and issuable upon exercise of the Placement Agent Warrants (collectively, the “Shares”) and up to $460,000 shares of Series C Preferred Stock issuable from time to time upon the exercise of the Preferred Stock Warrants (the “Preferred Shares”) are being registered pursuant to the 462(b) Registration Statement. The Class A Units, Preferred Stock Warrants, Class B Units, Pre-Funded Common Warrants, the Placement Agent Warrants, the Shares, and the Preferred Shares are collectively referred to herein as the “Securities”. The 462(b) Registration Statements related to the Company’s Registration Statement on Form S-1, as amended (File No. 333-234447), initially filed by the Company with the Commission on November 1, 2019 (the “Registration Statement”) and declared effective by the Commission on December 5, 2019. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the 462(b) Registration Statement.

In connection with this opinion letter, we have examined the 462(b) Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Company’s amended and restated certificate of incorporation, as amended, and the Company’s amended and restated bylaws and such other documents, records and instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Securities Purchase Agreement (the “Agreement”) with the various purchaser signatory thereto, (ii) effectiveness of the 462(b) Registration Statement and Registration Statement, (iii) issuance of the Securities pursuant to the terms of the Agreement, and (iv) receipt by the Company of the consideration for the Securities, as applicable:

(a)	The Class A Units, Class B Units and Placement Agent Warrants will be duly authorized for issuance and, when issued and sold in accordance with the Agreement and the engagement agreement between the Company and the placement agent, as applicable, and duly executed and delivered by the Company to the purchasers thereof against payment therefor, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms;

(b)	The Preferred Stock Warrants and Pre-Funded Common Warrants will be duly authorized for issuance and, when issued and sold in accordance with the Agreement and duly executed and delivered by the Company to the purchasers thereof against payment therefor, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms; and

(c)	The Shares and Preferred Shares will be duly authorized and when issued and paid for in accordance with the provisions of the Class A Units, Pre-Funded Common Warrants, Placement Agent Warrants and Preferred Stock Warrants, as applicable, will be validly issued and be fully paid and nonassessable.

The opinions above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, receivership, moratorium and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general principles of equity, whether such principles are considered in a proceeding of law or at equity, and (iii) an implied covenant of good faith, reasonableness and fair dealing and standards of materiality.

This opinion is limited to the New Jersey Business Corporation Act, including the statutory provisions of the New Jersey Business Corporation Act and all applicable provisions of the New Jersey Constitution and reported judicial decisions interpreting these laws. We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. In giving our consent, we do not thereby admit that we are experts with respect to any part of the 462(b) Registration Statement, Registration Statement, the Prospectus, or any Prospectus Supplement within the meaning of the term “expert,” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP